Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of

Common Stock

of

DYNAMICS RESEARCH CORPORATION

at

$11.50 Per Share

Pursuant to the Offer to Purchase

Dated December 30, 2013 by

ENGILITY SOLUTIONS, INC.,

a wholly owned subsidiary of

ENGILITY CORPORATION,

a wholly owned subsidiary of

ENGILITY HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, JANUARY 28, 2014, UNLESS THE OFFER IS EXTENDED.

December 30, 2013

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

Engility Solutions, Inc., a Massachusetts corporation (“Purchaser”), a direct wholly owned subsidiary of Engility Corporation, a Delaware corporation (“Engility”), which is a wholly owned subsidiary of Engility Holdings, Inc., a Delaware corporation, has appointed MacKenzie Partners, Inc. to act as Information Agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.10 per share, including the associated rights to purchase Series B Preferred Stock (the “Shares”), of Dynamics Research Corporation, a Massachusetts corporation (“DRC”), at a price of $11.50 per Share in cash (the “Merger Consideration”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 30, 2013 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitutes the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	The Offer to Purchase;

2.	A Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4.	DRC’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission;

5.	The Notice of Guaranteed Delivery with respect to the Shares; and

6.	Return envelope addressed to the Depositary (as defined below).

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement (as defined herein)) that number of Shares that when considered together with all other Shares (if any) beneficially owned by Engility and its affiliates, represents at least two-thirds of the total number of Shares outstanding (on a fully-diluted basis) and the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 15 “Conditions to Purchaser’s Obligations” of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, January 28, 2014, unless extended.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 2013 (the “Merger Agreement”), among Engility, Purchaser and DRC. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), at the effective time of the Merger (the “Effective Time”), Purchaser will be merged with and into DRC (the “Merger”). Following the Merger, Purchaser’s separate corporate existence will cease and DRC will continue as the surviving corporation and a wholly owned subsidiary of Engility. If Purchaser acquires at least 90% of the outstanding Shares, the parties have agreed, at the request of Engility, to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of DRC, in accordance with and subject to the Massachusetts Business Corporation Act (the “MBCA”). At the Effective Time, by virtue of the Merger and without any action on the part of DRC, Purchaser, Engility or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by DRC (or held in DRC’s treasury) or owned by Engility, Purchaser or any subsidiary of Engility and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right, to the extent appraisal rights are applicable, to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of Section 13.02 of the MBCA) will be automatically canceled and converted into the right to receive the Merger Consideration. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by such holder will be deemed to have been canceled at the Effective Time, and such holder will be entitled to receive only the Merger Consideration (payable without any interest thereon) in respect of his, her or its Shares.

See Section 17 “Appraisal Rights” of the Offer to Purchase.

At a meeting held on December 20, 2013, the board of directors of DRC (i) determined that the Merger Agreement and the Transactions (as defined in the Merger Agreement), including the Offer and the Merger, are advisable and fair to, and in the best interest of, DRC and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iii) recommended that the shareholders of DRC accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if required, approve the Merger Agreement and the Merger.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TENDERED, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary or Information Agent, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser in the Offer, for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to us as Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, ENGILITY, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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